_____________________________________

AMENDMENT NO. 1

Dated as of May 8, 2006

to

POOLING AND SERVICING AGREEMENT

Dated as of October 1, 2005

among

ASSET BACKED SECURITIES CORPORATION

Depositor,

ENCORE CREDIT CORP.

Seller and Servicer,

CITIMORTGAGE, INC.

Master Servicer,

MORTGAGERAMP, INC.,

Loan Performance Advisor,

DEUTSCHE BANK NATIONAL TRUST COMPANY

Trustee

and

CITIBANK, N.A.

Securities Administrator

Encore Credit Receivables Trust 2005-4

Asset Backed Pass-Through Certificates, Series 2005-4

______________________________________

THIS AMENDMENT NO. 1, dated as of May 8, 2006 (the “Amendment”), to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of October 1, 2005, among ASSET BACKED SECURITIES CORPORATION, as depositor (the “Depositor”), ENCORE CREDIT CORP., as seller and servicer (in its respective capacity the “Seller” or the “Servicer”), CITIMORTGAGE, INC. as master servicer (the “Master Servicer”), MORTGAGERAMP, INC., as loan performance advisor (the “Loan Performance Advisor”), CITIBANK, N.A. as securities administrator (the “Securities Administrator”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Depositor, the Seller, the Servicer, the Master Servicer, the Loan Performance Advisor, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, Section 11.01 of the Pooling and Servicing Agreement permits amendments to the Pooling and Servicing Agreement to modify, alter, amend, add to or rescind any of the terms or provisions contained in the Pooling and Servicing Agreement, provided that the Rating Agencies confirm that the Amendment will not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates;

WHEREAS, the Depositor has received a letter from each Rating Agency, copies of which are attached hereto as Exhibit A, stating that the Amendment will not result in a downgrading or withdrawal of the respective ratings then assigned to the Certificates;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2.

Amendments to the Pooling and Servicing Agreement.

Section 3.21 is hereby deleted in its entirety and replaced with the following:

“Not later than March 10 of each calendar year with respect to any calendar year during which the Depositor’s annual report on Form 10-K is required to be filed pursuant to Section 4.07(b) (or if such day is not a Business Day, the immediately preceding Business Day), the Servicer, or, at the direction of the Servicer, a Sub-Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Securities Administrator, the Depositor, the Master Servicer and each Rating Agency a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Sevicer or the Sub-Servicer, as applicable, which includes an assertion that such Servicer or Sub-Servicer, as applicable, has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed fiscal year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate.  In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by a the Servicer or its Sub-Servicer, as applicable, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to the Servicer or such Sub-Servicer, as applicable.  Copies of such statement shall be provided by the Securities Administrator to any Certificateholder upon request at the requesting party’s expense, provided that such statement is delivered by the Servicer to the Securities Administrator.  In the event such firm of independent certified public accountants requires the Securities Administrator to agree to the procedures performed by such firm, the Servicer shall direct the Securities Administrator in writing to so agree; it being understood and agreed that the Securities Administrator will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Securities Administrator has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.  For so long as the loan-level servicing is provided entirely by a Sub-Servicer, this section shall be applicable only to the Sub-Servicer, and not to the Servicer.”

SECTION 3.  Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, the Seller, the Servicer, the Master Servicer, the Loan Performance Advisor, the Securities Administrator and the Trustee.

SECTION 4.  Effective Date.

The provisions of this Amendment and the changes to the Pooling and Servicing Agreement provided for herein shall be effective as of May 8, 2006.

SECTION 5.  Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 6.  Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 7.  Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 8.  Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Seller, the Servicer, the Master Servicer, the Loan Performance Advisor, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ASSET BACKED SECURITIES CORPORATION,

as Depositor

By:/s/ Lloyd A. Brown

Name:  Lloyd A. Brown

Title:  Vice President

ENCORE CREDIT CORP.,

as Seller and Servicer

By:/s/ Troy Gotschall

Name:  Troy Gotschall

Title:  CEO/President

CITIMORTGAGE, INC.,

as Master Servicer

By:/s/ Tommy R. Harris

Name:  Tommy R. Harris

Title:  Sr. Vice President

CITIBANK, N.A.,

as Securities Administrator

By:/s/ Kristen Driscoll

Name:  Kristen Driscoll

Title:  Vice President

[Signature page continues on the following page]

MORTGAGERAMP, INC., as loan performance advisor

By:/s/ Ken Beyer

Name:  Ken  Beyer

Title:  Chief Executive Officer

DEUTSCHE BANK NATIONAL TRUST COMPANY,

as Trustee

By:/s/ Barbara Campbell

Name:  Barbara Campbell

Title:  Vice President

Exhibit A

[Rating Confirmations from Rating Agencies]

[ON FILE]